UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 11, 2005

TANOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30231	76-0196733
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10301 Stella Link, Houston, Texas	77025-5497
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 713-578-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Based on information received by Tanox, Inc. from Genentech, Inc., one of Tanox’s collaboration partners for Xolair® (omalizumab), Tanox makes the following statements with respect to Xolair sales in the third quarter of 2005:

U.S. net sales for Xolair in the third quarter of 2005 were $81.6 million, a 51 percent increase over the third quarter of 2004. Quarter-over-quarter growth was approximately 1.5 percent in the third quarter of this year compared to the second quarter of 2005. In the third quarter, Xolair was prescribed for an estimated 6,000 new patients. We continue to be pleased that physicians are reporting positive outcomes for over 90 percent of their treated patients.

It is unclear at this time whether the slowing of quarter-over-quarter growth in the most recent quarter is due to seasonality or other market dynamics. Reimbursement has stabilized with 85 percent of patients receiving approval. Turnaround time has improved with 80 percent of patients approved for therapy within a month.

On July 29, Novartis, our other Xolair collaboration partner, announced that the CHMP gave a positive opinion for Xolair approval in the European Union. Novartis plans to introduce Xolair in the first European countries in the near future, pending approval from the European Medicines Agency.

Genentech, Novartis and Tanox continue to research new potential indications for Xolair, including a Phase 3 clinical trial in pediatric allergic asthma and a Phase 2 study in peanut allergy.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2005	TANOX, INC.

	By:	/s/ Gregory Guidroz
Gregory Guidroz
Vice President—Finance

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